                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: January 7, 2000


                            BOYD GAMING CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its Charter)


                                     NEVADA
--------------------------------------------------------------------------------
                        (State or Other Jurisdiction of
                         Incorporation or Organization)


       1-12168                                                   88-0242733
------------------------                                     -------------------
(Commission File Number)                                       I.R.S. Employer
                                                             Identification No.)


                              2950 INDUSTRIAL ROAD
                               LAS VEGAS, NEVADA
                                     89109
--------------------------------------------------------------------------------
                    (Address of principal executive offices)
                                   (Zip Code)


                                 (702) 792-7200
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

        On November 10, 1999, Boyd Gaming Corporation (the "Company") completed the acquisition of 100% of the equity interest in Blue Chip Casino, LLC, a Indiana limited liability company. The acquisition was consummated following the transfer of the Blue Chip riverboat casino and related assets from Blue Chip Casino, Inc. ("Blue Chip") to Blue Chip Casino, LLC. This transaction was initially reported on a Current Report on Form 8-K (the "8-K") dated November 16, 1999. By the Current Report on Form 8-K/A, the Company is updating the 8-K to include financial statements of Blue Chip and pro forma financial information.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (a) Financial Statements of business acquired.

            (i) Unaudited Condensed Financial Statements of Blue Chip, Inc. as of September 30, 1999 and December 31, 1998 and for the nine month periods ended September 30, 1999 and 1998

            (ii) Financial Statements of Blue Chip Casino, Inc. as of and for the years ended December 31, 1998 and 1997

            (iii) Financial Statements of Blue Chip Casino, Inc. as of December
                  31, 1996 and 1995 and for the year ended December 31, 1996

        (b) Pro forma financial information.

            (i) Unaudited Proforma Condensed Consolidated Financial Statements as of and for the nine month period ended September 30, 1999

            (ii) Unaudited Proforma Condensed Consolidated Statement of Operations for the year ended December 31, 1998

        (c) Exhibits

            Exhibit No.         Description
            -----------         -----------
              2.6               Unit Purchase Agreement (the "Agreement") dated
                                as of June 27, 1999, by and among Boyd Gaming
                                Corporation, Boyd Indiana, Inc., Blue Chip
                                Casino, Inc., an Indiana corporation, Blue Chip
                                Casino, LLC, Kevin F. Flynn, Brian J. Flynn,
                                Donald Flynn, and Robert W. Flynn (incorporated by reference to exhibit 10.29 to the Company's
                                Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

             23.1               Consent of Arthur Andersen LLP, Independent
                                Public Accountants.

                             BLUE CHIP CASINO, INC.

                            CONDENSED BALANCE SHEETS
                             (Dollars in thousands)
                                  (Unaudited)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                     $ 10,739         $  8,440
  Accounts receivable (less allowance of $186 and $201)              468              515
  Inventories                                                        210              288
  Prepaid expenses and other assets                                  480              568
                                                                --------         --------
          Total current assets                                    11,897            9,811

PROPERTY AND EQUIPMENT:
  Land and improvements                                           37,439           37,439
  Buildings and improvements                                      20,031           20,031
  Riverboat and improvements                                      40,403           40,717
  Furniture, fixtures and equipment                               24,344           23,928
                                                                --------         --------
                                                                 122,217          122,115
  Less: Accumulated depreciation                                  12,754            8,071
  Plus: Construction-in-process                                   11,723            1,401
                                                                --------         --------
          Total property and equipment, net                      121,186          115,445

OTHER ASSETS, NET:                                                    --            1,775
                                                                --------         --------
          Total assets                                          $133,083         $127,031
                                                                ========         ========

             SEE NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS.

                             BLUE CHIP CASINO, INC.

                            CONDENSED BALANCE SHEETS
                            (Dollars in thousands)
                                  (Unaudited)

                                                          September 30,   December 31,
                                                              1999            1998
                                                          -------------   ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current portion of long term debt                      $ 51,856        $    647
     Accounts payable and accrued liabilities                 10,018          12,912
     Construction and retainage payable                        2,826           3,205
                                                            --------        --------
          Total current liabilities                           64,700          16,764

LONG TERM DEBT:
     Land and other loans                                         --           1,284
     Credit facility                                              --          20,000
     Senior subordinated notes                                    --          41,801
     Junior subordinated notes                                    --           3,000
                                                            --------        --------
          Total long term debt                                    --          66,085
                                                            --------        --------
          Total liabilities                                   64,700          82,849

SHAREHOLDERS' EQUITY:
     Common stock, no par value; authorized 100,000,000
      shares; issued and outstanding 100,000 shares               --              --
     Paid-in-capital                                          20,104          20,104
     Retained earnings                                        48,279          24,078
                                                            --------        --------
          Total shareholders' equity                          68,383          44,182
                                                            --------        --------
          Total liabilities and shareholders' equity        $133,083        $127,031
                                                            ========        ========

             SEE NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS.

                             BLUE CHIP CASINO, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                             (Dollars in thousands)
                                  (Unaudited)

                                          For the nine months
                                          ended September 30,
                                          1999           1998
                                        --------       --------
REVENUE:
     Casino                             $120,786       $103,745
     Food, beverage & other                5,171          4,408
       Less: promotional allowances        1,466            780
                                        --------       --------
          Total net revenue              124,491        107,373

COSTS AND EXPENSES:
     Gaming and admission taxes           32,976         29,129
     Casino expenses                      14,248         12,494
     Food, beverage & other                3,881          4,159
     Advertising and marketing             7,403          7,647
     Facility and property operations      4,594          4,496
     General and administrative            6,845          6,707
     Management fee                        3,735          3,214
     Depreciation                          4,683          4,522
                                        --------       --------
          Total costs and expenses        78,365         72,368
                                        --------       --------

OPERATING INCOME                          46,126         35,005

OTHER INCOME (EXPENSE):
     Other income, net                     1,081            839
     Interest expense                     (6,871)       (10,030)
                                        --------       --------
          Total other income (expense)    (5,790)        (9,191)
                                        --------       --------
          Income before income taxes
           and extraordinary item         40,336         25,814
     Income tax expense                       --            270
                                        --------       --------

     Income before extraordinary item     40,336         25,544
     Extraordinary loss on early
      extinguishment of debt              (2,590)            --
                                        --------       --------

          Net income                    $ 37,746       $ 25,544
                                        ========       ========

             SEE NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

                             BLUE CHIP CASINO, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,

                             (Dollars in thousands)
                                  (Unaudited)

                                                              1999           1998
                                                            --------       --------
CASH FLOWS FROM OPERATIONS:

Net income                                                  $ 37,746       $ 25,544
Adjustments to reconcile net income to net cash
     Depreciation and amortization                             4,801          5,723
     Loss on early retirement of debt                          2,590             --
     Allowance for bad debts, net                                (15)           129
     Accretion of senior subordinated notes                    1,863          1,415
     Changes in current assets and liabilities:
          Accounts receivable                                     62            (42)
          Inventories                                             78           (113)
          Prepaid expenses and other assets                       88           (208)
          Accounts payable and accrued liabilities            (2,894)           (98)
                                                            --------       --------

     Net cash provided from operations                        44,319         32,350

CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from disposition of restricted investments          --          2,869
     Property and equipment additions                        (10,803)        (6,522)
                                                            --------       --------

          Net cash used in investing activities              (10,803)        (3,653)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from long term debt, net                        53,000         22,000
     Premium paid on early extinguishment of debt               (933)            --
     Shareholder tax distributions                           (13,545)        (4,233)
     Repayments of long term debt                            (69,739)       (46,070)
                                                            --------       --------

          Net cash used in financing activities              (31,217)       (28,303)
                                                            --------       --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                      2,299            394

CASH AND CASH EQUIVALENTS
     Beginning of period                                       8,440          6,265
                                                            --------       --------

     End of period                                          $ 10,739       $  6,659
                                                            ========       ========

             SEE NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS.

                             BLUE CHIP CASINO, INC.

             CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
               For the Nine Month Period Ended September 30, 1999
                             (Dollars in thousands)

                                        Common    Paid-in    Retained
                                         Stock    Capital    Earnings      Total
                                        ------    -------    ---------    --------
Balance as of December 31, 1998         $   --    $20,104    $ 24,078     $ 44,182
     Tax distributions to shareholders                        (13,545)     (13,545)
     Net income                             --         --      37,746       37,746
                                        ------    -------    --------     --------
Balance as of September 30, 1999
 (Unaudited)                            $   --    $20,104    $ 48,279     $ 68,383
                                        ======    =======    ========     ========

             SEE NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS.

BLUE CHIP CASINO, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1. -- Basis Of Presentation

The accompanying unaudited condensed financial statements of Blue Chip Casino, Inc. (the "Company") contain all adjustments necessary, consisting of only normal recurring adjustments, to present fairly the results of its operations and its cash flows for the nine month periods ended September 30, 1999 and 1998. This report should be read in conjunction with the Company's audited financial statements for the year ended December 31, 1998 contained elsewhere in this document. The operating results and cash flows for the nine month periods ended September 30, 1999 and 1998 are not necessarily indicative of the results that will be achieved for the full year or for future periods.

Note 2. -- Debt

In September 1999, the Company amended its credit facility to increase the amount available for borrowing to $50.0 million. The amended credit facility matures on the earlier of December 31, 1999 or the consummation of the sale of Blue Chip Casino's assets to Boyd Gaming Corporation (see Note 3). At September 30, 1999, all $50.0 million was outstanding under the credit facility.

In September 1999, the Company exercised its prepayment options of $62.0 million principal amount of senior subordinated discount notes and $3.0 million principal amount of junior subordinated notes (collectively, the "Notes") and retired the Notes through funds from the credit facility. The Company recognized an extraordinary loss of $2.6 million related to the early extinguishment of debt.

Note 3. -- Acquisition by Boyd Gaming Corporation

On June 27, 1999, the Company entered into a definitive Unit Purchase Agreement (the "Agreement") by and among the Company, Blue Chip Casino, LLC, Boyd Gaming Corporation, Boyd Indiana, Inc. and certain individuals, to sell 100% of the equity interests in Blue Chip Casino, LLC, following the transfer of the Blue Chip riverboat casino and related assets from the Company to Blue Chip Casino, LLC. On November 10, 1999, the Company completed the sale of 100% of the equity interests in Blue Chip Casino, LLC for approximately $266 million.

                             BLUE CHIP CASINO, INC.

          Annual report for the years ended December 31, 1998 and 1997
                         Together with Auditors' Report

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------

To the Shareholders and Board of Directors of Blue Chip Casino, Inc. and the Indiana Gaming Commission:

We have audited the accompanying balance sheets of BLUE CHIP CASINO, INC. (the "Company") (an Indiana corporation) as of December 31, 1998 and 1997, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BLUE CHIP CASINO, INC., as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

                               /s/ ARTHUR ANDERSEN LLP

Chicago, Illinois
February 26, 1999

                             BLUE CHIP CASINO, INC.

                                 BALANCE SHEETS
                             (Dollars in thousands)

                                                                          As of
                                                                      December 31,
      ASSETS                                                       1998            1997
                                                                 --------        --------
CURRENT ASSETS:
      Cash and cash equivalents                                  $  8,440        $  6,265
      Restricted investments                                           --           2,869
      Accounts receivable (less allowance of $201 and $30)            515             549
      Inventories                                                     288             147
      Prepaid expenses and other assets                               568             508
                                                                 --------        --------
              Total current assets                                  9,811          10,338

PROPERTY AND EQUIPMENT:
      Land and improvements                                        37,439          37,456
      Buildings and improvements                                   20,031          20,034
      Riverboat and improvements                                   40,717          39,784
      Furniture, fixtures and equipment                            23,928          22,427
                                                                 --------        --------
                                                                  122,115         119,701
        Less: Accumulated depreciation                              8,071           1,989
        Plus: Construction-in-process                               1,401              --
                                                                 --------        --------
              Total property and equipment, net                   115,445         117,712

OTHER ASSETS, NET:                                                  1,775           3,128
                                                                 --------        --------
              Total assets                                       $127,031        $131,178
                                                                 ========        ========

                   SEE NOTES TO AUDITED FINANCIAL STATEMENTS

                             BLUE CHIP CASINO, INC.

                                 BALANCE SHEETS
                             (Dollars in thousands)

                                                                          As of
                                                                      December 31,
      LIABILITIES AND SHAREHOLDERS' EQUITY                         1998            1997
                                                                ---------        ---------
CURRENT LIABILITIES:
      Current portion of long term debt                         $     647        $   6,757
      Accounts payable and accrued liabilities                     12,912            8,926
      Construction and retainage payable                            3,205            6,343
                                                                ---------        ---------
              Total current liabilities                            16,764           22,026

LONG TERM DEBT:

      Land and other loans                                          1,284            1,941
      Credit facility                                              20,000           32,000
      Capital lease financing                                          --           13,383
      Senior subordinated notes                                    41,801           45,760
      Junior subordinated notes                                     3,000            3,000
                                                                ---------        ---------
              Total long term debt                                 66,085           96,084
                                                                ---------        ---------

              Total liabilities                                    82,849          118,110

SHAREHOLDERS' EQUITY:
      Common stock, no par value; authorized 100,000,000
        shares; issued and outstanding 100,000 shares                  --               --
      Paid-in-capital                                              20,104           20,104
      Retained earnings (deficit)                                  24,078           (7,036)
                                                                ---------        ---------
              Total shareholders' equity                           44,182           13,068
                                                                ---------        ---------

              Total liabilities and shareholders' equity        $ 127,031        $ 131,178
                                                                =========        =========

                   SEE NOTES TO AUDITED FINANCIAL STATEMENTS

                             BLUE CHIP CASINO, INC.
                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                             (Dollars in thousands)

REVENUE:                                                 1998               1997
                                                       ---------         ---------
      Casino                                           $ 141,672         $  39,517
      Food, beverage and other                             6,221             1,841
        Less: promotional allowances                       1,301               248
                                                       ---------         ---------
              Total net revenue                          146,592            41,110

COSTS AND EXPENSES:
      Gaming and admission taxes                          39,498            11,414
      Casino expenses                                     17,386             5,970
      Food, beverage and other                             5,559             2,037
      Advertising and marketing                           10,183             4,137
      Facility and property operations                     6,089             2,165
      General and administrative                          10,243             2,505
      Management fee                                       4,398             1,232
      Depreciation                                         6,082             1,974
                                                       ---------         ---------
              Total costs and expenses                    99,438            31,434
                                                       ---------         ---------

OPERATING INCOME:                                         47,154             9,676

OTHER INCOME (EXPENSE):
      Other income, net                                    1,165               354
      Interest expense                                   (12,702)           (4,541)
      Pre-opening expense                                     --            (7,517)
      Loss on disposition of assets                           --            (3,745)
                                                       ---------         ---------
              Income (loss) before income taxes           35,617            (5,773)

      Income tax expense                                     270                --
                                                       ---------         ---------
              Net Income (loss)                        $  35,347         $  (5,773)
                                                       =========         =========

                   SEE NOTES TO AUDITED FINANCIAL STATEMENTS

                             BLUE CHIP CASINO, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                 For the years ended December 31, 1998 and 1997
                             (Dollars in thousands)

                                                                                   Retained
                                                       Common       Paid-in        Earnings
                                                       Stock        Capital        (Deficit)        Total
                                                      --------     --------        --------        --------
Balance as of December 31, 1996                        $ --        $ 20,104        $ (1,263)       $ 18,841

              Net (loss)                                 --              --          (5,773)         (5,773)
                                                      --------     --------        --------        --------

Balance as of December 31, 1997                          --          20,104          (7,036)         13,068

              Tax distributions to shareholders          --              --          (4,233)         (4,233)

              Net income                                 --              --          35,347          35,347

                                                      --------     --------        --------        --------
Balance as of December 31, 1998                        $ --        $ 20,104        $ 24,078        $ 44,182
                                                      ========     ========        ========        ========

                   SEE NOTES TO AUDITED FINANCIAL STATEMENTS

                             BLUE CHIP CASINO, INC.
                             STATEMENT OF CASH FLOWS
                    FOR THE TWELVE MONTHS ENDED DECEMBER 31,
                             (Dollars in thousands)


CASH FLOWS FROM OPERATIONS:                                            1998              1997
                                                                    ---------         ---------
Net income (loss)                                                   $  35,347         $  (5,773)
Adjustments to reconcile net income (loss) to net cash
 provided from operations:
         Depreciation and amortization                                  6,710             2,131
         Allowance for bad debts                                          171                30
         Accretion of senior subordinated notes                         2,203               670
         Loss on disposition of assets                                     --             3,745
         Changes in current assets and liabilities:
              Accounts receivable                                        (137)             (579)
              Inventories                                                (141)             (147)
              Prepaid expenses and other assets                           (60)             (508)
              Accounts payable and accrued liabilities                  3,986             8,661
         Other assets                                                     724               129
                                                                    ---------         ---------
            Net cash provided from operations                          48,803             8,359

CASH FLOWS FROM INVESTING ACTIVITIES:
         Proceeds from disposal of assets                                  --             8,255
         Restricted investments                                         2,869            (2,869)
         Property and equipment additions                              (6,953)         (100,181)
                                                                    ---------         ---------
            Net cash used in investing activities                      (4,084)          (94,795)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Proceeds from long term debt, net                             22,000           101,378
         Net change in loans from affiliates                               --            (9,600)
         Tax distributions to shareholders                             (4,233)               --
         Repayments of long term debt                                 (60,311)           (4,676)
                                                                    ---------         ---------
            Net cash provided (used) by financing activities          (42,544)           87,102

NET INCREASE IN CASH AND CASH EQUIVALENTS                               2,175               666

CASH AND CASH EQUIVALENTS:

         Beginning of period                                            6,265             5,599
                                                                    ---------         ---------
         End of period                                              $   8,440         $   6,265
                                                                    =========         =========
Supplemental disclosure of cash flow information:
         Cash paid during the year for interest                     $  10,296         $   5,064

                   SEE NOTES TO AUDITED FINANCIAL STATEMENTS

                             BLUE CHIP CASINO, INC.

                      NOTES TO AUDITED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

Note 1 - Basis of Presentation

Blue Chip Casino, Inc., an Indiana corporation (the "Company"), was formed on July 23, 1993, for the purpose of applying for a riverboat casino license in Michigan City, Indiana. On April 17, 1996, the Company received a Certificate of Suitability from the Indiana Gaming Commission (the "IGC") to develop, own and operate a riverboat gaming facility and other related amenities in Michigan City, Indiana. The Company received its riverboat owner's license (the "License") on August 19, 1997 and opened to the general public on August 22, 1997. The License is valid for five years and must be renewed by the IGC annually thereafter.

Certain reclassifications have been made to the financial statements as previously presented to conform to current classifications.

Note 2 - Summary of Significant Accounting Policies

        a. CASH AND CASH EQUIVALENTS -The Company considers all highly liquid investments with original maturities of three months or less as cash equivalents. The carrying amount of cash and cash equivalents approximates their fair value.

        b. PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Interest incurred during construction is capitalized and amortized over the life of the related asset. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Depreciation of property and equipment is provided on a straight-line method over the estimated useful lives of the respective assets. Useful lives for financial reporting purposes are as follows: i) 30 years for buildings, riverboat and land improvements; and ii) 3 to 15 years for furniture, fixtures and equipment.

        c. OTHER ASSETS, NET - Other assets include deferred taxes, deposits and amounts incurred in connection with the Company's various debt financings. The debt financing amounts are being amortized over a maximum of five years or the term of the related debt, if shorter.

        d. ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (and disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, but management believes any differences should not be material.

        e. INCOME TAXES - For federal income tax purposes, the Company was a subchapter C corporation for all of 1997 but qualified for subchapter S corporation status effective January 1, 1998. As of December 31, 1997, the Company had a net operating loss carryforward of approximately $7.0 million for financial reporting purposes, which had not been benefited due to the pending S-corporation election. This loss carryforward resulted primarily from charging pre-opening costs to expense in the period in which they were incurred and a loss on the disposition of assets held for sale. In 1997 the federal tax liability was zero, but the Company was subject to the alternative minimum tax and recorded a liability and a deferred tax asset of $270,000. Since the Company became a subchapter S corporation, the deferred tax asset has been fully reserved and all federal and state income tax liability flows through to its shareholders.

        f. ADVERTISING COSTS - The Company expenses advertising costs as incurred. Advertising costs totaled approximately $3.4 million and $2.7 million for the years ended December 31, 1998 and 1997, respectively.

        g. DISTRIBUTIONS TO SHAREHOLDERS - Under the terms of the credit facility, distributions to shareholders are limited to amounts necessary for the shareholders to pay taxes on their respective shares of the Company's income. Subsequent to year end, management expects the Company to make distributions to shareholders approximating $5.0 million (plus a true-up of approximately $500,000) relating to the final tax distribution for 1998 income.

Note 3 - Casino Revenue and Promotional Allowances

Casino revenue is the net of gaming wins less losses. Total net revenue includes the retail value of complimentary food and other items furnished to customers, which totaled approximately $1.3 million and $248,000 for the twelve months ended December 31, 1998 and 1997, respectively.

The estimated cost of providing such complimentary food and other items is charged to the casino department.

Note 4 - Gaming Taxes

The Company pays a statutory admission tax ($3.00 per admission) and a 20% tax on its casino revenue as reported to the state of Indiana, as well as a one-half of one percent (0.5%) tax on its casino revenue to the Michigan City Community Enrichment Corporation ("MCCEC") pursuant to a development agreement.

Note 5 - Pre-opening Expenses

Expenses incurred prior to the opening of the casino in August of 1997 have been classified as pre-opening. These expenses include organization costs, payroll and recruiting, consulting, office and furniture rental and costs incurred in applying for a gaming license.

Note 6 - Interest

All interest incurred during the casino's development and construction phase has been capitalized. For the year ended December 31, 1997, approximately $3.4 million was capitalized. Capitalized interest expense for the year ended December 31, 1998 was immaterial.

Note 7 - Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following (dollars in thousands) as of December 31:

-------------------------------------------------------------------------------
                                                            1998          1997
-------------------------------------------------------------------------------
Accrued interest                                         $ 1,988       $ 2,413
-------------------------------------------------------------------------------
Accrued salaries, wages and other payroll                  4,084         1,737
-------------------------------------------------------------------------------
Accrued taxes other than income taxes                      2,014         1,381
-------------------------------------------------------------------------------
Income taxes payable                                           -           270
-------------------------------------------------------------------------------
Outstanding gaming chips and tokens                          261           114
-------------------------------------------------------------------------------
Progressive jackpot liability                                369           566
-------------------------------------------------------------------------------
Employee insurance claims accrual                          1,335           113
-------------------------------------------------------------------------------
Other accrued liabilities                                  1,035           518
-------------------------------------------------------------------------------
Operating payables                                         1,826         1,814
-------------------------------------------------------------------------------
                                              Total      $12,912       $ 8,926
-------------------------------------------------------------------------------


Note 8 - Commitments and Contingencies

        a. COMPANY GUARANTEES - The Company is the primary guarantor of a surety bond issued to the IGC in the amount of $7.4 million (the "IGC Bond"). The Company is also the obligor under a $142,000 letter of credit issued to a lessor to collateralize approximately $440,000 of operating lease financing.

        b. AGREEMENT WITH THE CITY OF MICHIGAN CITY (THE "CITY") - In connection with its gaming license application, the Company agreed to contribute a percentage of its gaming revenue to the MCCEC which serves as a vehicle for identifying and funding projects for the benefit of the local community. MCCEC will be funded on an on-going basis by semi-annual payments from the Company. The amount of this payment is equal to one-half of one percent (0.5%) of the Company's gaming revenue through December 31, 2001 with minimum guaranteed payments in each year. The minimum guaranteed payments through 2001 are: 1998 - $500,000, 1999 - $600,000, 2000 - $700,000 and 2001 - $800,000. Beginning
               on January 1, 2002 and for each subsequent year, the Company is required to pay one-half of one percent (0.5%) on the first $90.0 million of gaming revenue and one and one-half percent (1.5%) of the amount of gaming revenue in excess of $90.0 million with a minimum guaranteed payment of $800,000. The Company has accrued approximately $700,000 and $200,000 in 1998 and 1997, respectively.

        c. ADDITIONAL CONSTRUCTION - Under the development agreement with the City, the Company agreed to construct a 200-room hotel and a parking garage (the "Project"). During the fourth quarter of 1998, the Company commenced construction of the Project. The Company has entered into various contracts or agreements relative to the Project and expects to enter into several more as the Project develops. The Project is estimated to cost approximately $18.0 million and will be financed with the existing credit facility and cash flow from operations. Through December 31, 1998, the Company had incurred approximately $1.4 million on the Project.

        d. REAL ESTATE TAXES - Real estate taxes are paid one year in arrears based on an assessed valuation and tax rates determined in the year of billing. The Company has received notification of its assessed valuation for 1998, which valuation was substantially greater than the prior year, however tax rates will not be determined until mid-1999. As a result, the final tax liability for 1998 will not be known until mid-1999. The Company has accrued approximately $1.1 million for 1998 real estate taxes. The Company does not expect the difference between the final tax liability and this estimate to have a material impact on the financial position of the Company.

        e. MICHIGAN CITY PORT AUTHORITY (THE "MCPA") - In conjunction with the development of the casino, the Company entered into a real estate exchange agreement (the "Agreement") with the MCPA. Pursuant to the Agreement, the Company constructed improvements on land on the opposite shore of its development and delivered such land and improvements to the MCPA in exchange for real estate within the boundaries of the Company's development. The terms and conditions of the Agreement were satisfied and the Company consummated the exchange in April 1998.

        f. ABANDONMENT FEE - Under the development agreement with the City, in the event that gaming operations cease and are abandoned by the Company earlier than five years from the date of the receipt of its License, the Company agreed to pay the City an abandonment penalty of $1.0 million for each such year.

        g. LEASE COMMITMENTS - As of December 31, 1998 future minimum lease payments required under operating leases, primarily for administrative office locations, that have non-cancelable lease terms in excess of one year are as follows:

               1999                            $  328,516
               2000                               256,706
               2001                               226,230
               2002                               100,750
               2003                                79,083
               Thereafter                          39,813
                                               ----------
                               Total           $1,031,098

Note 9 - Long Term Debt

The debt financing for the design, development and construction of the Company's casino included a $40.0 million senior secured credit facility, $62.0 million of senior subordinated discount notes (the "Notes"), an $18.6 million equipment lease financing agreement, $3.0 million of junior subordinated notes and $3.1 million of seller-provided real estate financing. Management believes the carrying amount of the aggregate long-term debt approximated its fair value at December 31, 1998.

The Company entered into its credit facility with a bank during the third quarter of 1997. The terms of the $40.0 million senior secured credit facility, as amended, provide that the amount available for borrowing thereunder is permanently reduced pursuant to scheduled principal reductions. Amounts outstanding under the credit facility are secured by substantially all of the fixed assets of the Company not otherwise subject to liens and encumbrances. Outstanding borrowings and letter of credit exposure reduce the maximum available principal balance under the Company's credit facility. At December 31, 1998, the amount of the facility had been reduced to $35.0 million, outstanding borrowings under the facility amounted to $20.0 million and letter of credit exposure amounted to $142,000, leaving approximately $14.8 million available. The current interest rate under the facility is LIBOR plus 1%.

The Notes were issued during the third quarter of 1997 and bear interest, from the date of issuance, at the rate of 9.5% per annum. Gross proceeds from these Notes were approximately $45.1 million. The Notes accrete at a predetermined rate until maturity in September 2002. The terms of the Notes require semi-annual cash payments of interest, which began in March 1998. The first interest payment was escrowed with a portion of the gross proceeds from these Notes and was recorded as restricted investments at December 31, 1997. During 1998, the Company repurchased approximately $8.1 million of Notes and immediately retired them by borrowing funds available under the senior secured credit facility.

During the fourth quarter of 1997, the Company entered into its $18.6 million equipment lease financing agreement, which required repayments of principal and interest in 48 equal monthly installments beginning in October 1997. Interest under this financing agreement was incurred at 9%. The equipment lease financing agreement was secured by all of the furniture, fixtures and equipment financed under the agreement. On July 15, 1998 the Company exercised its prepayment option and retired its equipment lease financing obligation by borrowing funds available under the senior secured credit facility.

In conjunction with the offering of its Notes, the Company issued $3.0 million of junior subordinated notes to certain affiliates. These notes have a five-year maturity, bear a 16% interest rate and require semi-annual cash payments of interest, which began in March 1998. The $3.0 million of principal is due in 2002.

Prior to the beginning of the casino's construction, the Company entered into several real estate purchase agreements under which certain sellers provided partial financing. The maturity dates of these financings ranged from two to five years. These loans require the Company to pay fixed amounts (representing portions of the negotiated real estate purchase prices) without interest. For financial reporting purposes, these loans have been discounted at an 8% interest rate.

Aggregate annual maturities of long term debt (dollars in thousands), based on amounts borrowed as of December 31, 1998 are as follows:

------------------------------------------------------------------------------------------
Years ending December 31,                                          Additional accretion*
------------------------------------------------------------------------------------------
1999                                           $ 647                              $ 2,620
------------------------------------------------------------------------------------------
2000                                          20,635                                3,005
------------------------------------------------------------------------------------------
2001                                             648                                3,570
------------------------------------------------------------------------------------------
2002                                          44,802                                2,953
------------------------------------------------------------------------------------------
                         Total               $66,732                             $ 12,148
------------------------------------------------------------------------------------------


* If the Notes are outstanding until maturity, the total additional accretion from December 31, 1998 would be due for a total of approximately $54.0 million.

Note 10 - Disposition of Assets

In November 1996, the Company altered certain plans for its Michigan City development. The changes resulted in the elimination of a previously proposed interim casino facility, which resulted in the Company no longer requiring a riverboat it owned and gaming equipment thereon. In connection with these changes, the Company decided to put the riverboat up for sale. In May 1997, the Company sold the riverboat to an unaffiliated third party for $8.3 million in cash, resulting in a $3.7 million loss.

Note 11 - Employee Benefit Plans

- 401 (k) PLAN - During the third quarter 1998, the Company initiated a defined contribution retirement plan for all full-time employees who have at least one year of continuous employment and 1,000 hours of service. The Company contributes amounts equal to 100% of each eligible employee's voluntary contributions. For purposes of determining the Company's required contribution to the plan, the employee's voluntary contribution cannot exceed 3% of the employee's qualified compensation. The Company's contribution expense for the year ended 1998 was $134,000.

- INCENTIVE COMPENSATION PLAN - In 1998 the Company adopted a long-term incentive plan for key employees. Under the plan, incentive amounts are accrued based upon the achievement of annual operating results and performance. These incentive amounts will be paid over three years provided participants maintain continuous employment with the Company. As of December 31, 1998 the amount accrued for plan participants was approximately $1.6 million.

- INSURANCE PLANS - The Company provides a minimum premium insurance plan for employee health coverage. The Company also provides statutory disability insurance coverage for the benefit of its employees. Estimated accrued obligations under these insurance plans as of December 31, 1998 and 1997 were approximately $1.3 million and $113,000, respectively. The Company's maximum liability under the plans is limited by stop-loss agreements with insurance companies.

Note 12 - Stock Option Plan and Warrants

Under the Company's Amended and Restated Stock Option Plan (the "Plan"), eligible persons may be granted options to purchase an aggregate of not more than 8.5% of the Company's outstanding shares of common stock, subject to anti-dilution adjustments.

The Company's Board of Directors administers the Plan, which has granted options for an aggregate of 8.375% of the Company's common stock. The options have an exercise price of $200 per share of the Company's common stock. Options under the plan are not intended to be treated as incentive stock options as defined in
Section 422 of the Internal Revenue Code of 1986.

Each option has a term of ten years. No option is exercisable until the earliest of (i) the closing date of an initial public offering of the Company's common stock, (ii) one year prior to the expiration of the term of the option or (iii) a change in control of the Company's ownership.

In conjunction with the issuance of the Notes, the Company issued warrants to purchase 1,427 shares of the Company's common stock to affiliates of Libra Investments, Inc., which served as placement agent in the Notes transaction. The warrants have an exercise price of $166 per share of the Company's common stock. The holders of the warrants can require the Company to purchase the warrants in September 2004 at a price based upon the Company's cash flow and outstanding liabilities.

Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation" provides, among other things, that companies may elect to either record expense based on the fair value of stock-based compensation upon issuance or continue to apply methods prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25") whereby no compensation expense is recognized upon grant if certain requirements are met. The Company has elected to continue to account for stock-based compensation in accordance with APB No. 25. Had the Company recorded stock-based compensation cost consistent with the provisions of SFAS No. 123, the Company's net income would have been reduced by less than $100,000.

Note 13 - Related Party Transactions

        a. MANAGEMENT AGREEMENT - The Company entered into a management agreement in October 1996 with Towerton Company, LLC (the "Manager"), an affiliate of the Company. The primary responsibility of the Manager is to supervise and control the Company's operations. The management fee payable under the agreement is 3% of the Company's net revenue. In addition, the Company reimburses the Manager for its direct expenses. Approximately $4.7 million and $1.9 million was incurred during 1998 and 1997, respectively under the management agreement.

        b. ADVISORY FEE - Flynn Enterprises, Inc., an affiliate of the Company, acted as the Company's financial adviser in connection with the 1997 issuance of the Notes and received an advisory fee of $250,000 for its services.

        c. AFFILIATE GUARANTEE AGREEMENTS - The Company entered into agreements with certain affiliates who personally guaranteed and partially collateralized the Company's obligations under its credit facility, equipment lease financing and the IGC Bond. For these guarantees, these affiliates received an annual fee of 2%, 0% and 2%, respectively, of the amounts guaranteed. Amounts incurred under the guarantees during 1998 and 1997 were approximately $656,000 and $271,000, respectively. As of December 31, 1998 only the IGC Bond was subject to a personal guarantee.

        d. INTEREST EXPENSE - During 1997, approximately $3.6 million in interest payments were made to certain affiliates who provided early stage construction credit facilities. These facilities were refinanced with the Company's current capital structure.

        e. LKQ CORPORATION ("LKQ") - The Company currently subleases a portion of its Chicago, Illinois office space to LKQ, a related entity. The sublease is on substantially the same terms as the sublease between the Company and its lessor.

Management believes that the aforementioned related party transactions are on terms and conditions no less favorable to the Company than would reasonably be obtainable were such contract, arrangement or transaction with a non-affiliate.

Note 14 - Litigation

In 1997, a construction contractor filed a complaint against the Company relating to the total liabilities arising under a contract between the parties. The contractor's complaint alleges that the Company owes approximately $2.3 million (exclusive of interest and collection costs) under the contract. The Company's construction and retainage payable includes $2.3 million for this alleged liability. The Company has filed a counterclaim alleging that the contractor breached the contract.

In July 1997, the owners of three homes located across the street from the Company's parking lot filed a motion for a temporary restraining order and a complaint for damages and declaratory and injunctive relief against the City, the Company, and a construction company. The homeowners sought to restrain and enjoin certain construction activities that allegedly damaged their homes. In August 1997, the homeowner's motions for a temporary restraining order and preliminary injunctive relief were denied. The complaint for damages seeks $5.0 million of compensatory damages and $50.0 million of punitive damages from the defendants. The Company has certain contractual indemnification rights from the construction company under its construction contract with the construction company, and the Company believes that its insurance coverages are adequate to cover any actual damages that may have occurred to the three homes.

In addition to the matters described above, the Company is involved in various inquiries, proceedings, litigation and other matters arising in the normal course of business. While any proceeding or litigation has an element of uncertainty, management believes that the final outcome of these matters will not have a material adverse impact on the financial position or results of operations of the Company.

                    BLUE CHIP CASINO, INC.

                    FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1996 AND 1995
                    TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of BLUE CHIP CASINO, INC.:

We have audited the accompanying balance sheets of BLUE CHIP CASINO, INC. (the "Company") (an Indiana corporation) as of December 31, 1996 and 1995, and the related statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BLUE CHIP CASINO, INC. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.



                                            ARTHUR ANDERSEN LLP


Chicago, Illinois
January 17, 1997

(except with respect to the matters
discussed in Note 8, as to which the
date is March 3, 1997)

                             BLUE CHIP CASINO, INC.

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1996 AND 1995

                             (Dollars in thousands)

                             ASSETS                                1996          1995
                                                                 -------         ----
CASH AND CASH EQUIVALENTS (Notes 2a)                             $ 5,599          $--

PROPERTY AND EQUIPMENT (Notes 2b, 4a and 7):
   Land                                                           10,303           --
   Land improvements                                               6,499           --
   Vessel under construction                                       4,099
   Furniture, fixtures and office equipment
   (net of accumulated depreciation of $14)                          404
                                                                 -------          ---
               Total property and equipment                       21,305           --

 ASSET HELD FOR SALE (Note 3)
    Riverboat and gaming equipment                                12,000           --

 DEFERRED COSTS (Note 2c)                                          1,086           62
                                                                 -------          ---
               Total assets                                      $39,990          $62
                                                                 =======          ===


              LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
   Accounts payable and accrued expenses                         $ 7,795          $--
   Retainage payable                                                 527           --
   Accrued real estate taxes (Note 4i)                                85           --
   Land loans (Note 7)                                             3,142           --
   Loan from affiliates (Note 3)                                   9,600           --
                                                                 -------          ---
             Total liabilities                                    21,149           --
                                                                 -------          ---

SHAREHOLDERS' EQUITY:
 Common stock, no par value; authorized 100,000,000
  shares; issued and outstanding 100,000 and 1,000
  shares in 1996 and 1995, respectively                               --           --
 Paid-in-capital                                                  20,104           62
 Retained earnings (deficit)                                      (1,263)          --
                                                                 -------          ---
            Total shareholders' equity                            18,841           62
                                                                 -------          ---
               Total liabilities and shareholders' equity
                                                                 $39,990          $62
                                                                 =======          ===


                 The accompanying notes to financial statements
                     are an integral part of this statement.

                             BLUE CHIP CASINO, INC.

      STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 (Note 1)

                             (Dollars in thousands)

                                                          1996
                                                        --------
   Interest income                                      $   117
   Interim facility expense                                (417)
   Payroll expense                                         (382)
   Rent expense                                             (99)
   Real estate taxes                                        (85)
   Offering cost expense                                   (150)
   Other expense                                           (233)
   Depreciation                                             (14)
                                                        -------
               Income (loss) before income taxes         (1,263)

   Income tax expense                                        --

                                                        -------
               Net income (loss)                        $(1,263)
                                                        =======

                 The accompanying notes to financial statements
                     are an integral part of this statement.

                             BLUE CHIP CASINO, INC.

         STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE YEAR ENDED
                           DECEMBER 31, 1996 (Note 1)

                             (Dollars in thousands)

                                                     RETAINED
                             COMMON    PAID-IN-      EARNINGS
                             STOCK     CAPITAL       (DEFICIT)         TOTAL
                             ------    --------      ---------        -------
Balance as of
      December 31,1995         --      $    62             --         $    62

Purchase of shares
    (Note 3)                   --       20,042             --          20,042

        Net (loss)             --           --         (1,263)         (1,263)
                              ---      -------        -------         -------
Balance as of
    December 31, 1996          --      $20,104        $(1,263)        $18,841
                              ===      =======        =======         =======


                 The accompanying notes to financial statements
                     are an integral part of this statement.

                             BLUE CHIP CASINO, INC.

                             STATEMENT OF CASH FLOWS

                  FOR THE YEAR ENDED DECEMBER 31, 1996 (Note 1)

                             (Dollars in thousands)

                                                                      1996
                                                                    -------
CASH FLOWS FROM OPERATIONS:

   Net (Loss):                                                      $(1,263)
   Adjustments to reconcile net loss to net cash used in
      operations-
           Depreciation                                                  14
           Deferred costs                                            (1,024)
           Increase in accrued real estate taxes                         85
                                                                    -------
               Net cash used in operations                           (2,188)
                                                                    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Property and equipment additions                                  (9,855)
                                                                    -------
               Net cash used in investing activities                 (9,855)
                                                                    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from loans                                                9,600
   Proceeds from contributed capital                                  8,042
                                                                    -------
               Net cash provided in financing activities             17,642
                                                                    -------
NET INCREASE IN CASH AND CASH EQUIVALENTS                             5,599

CASH AND CASH EQUIVALENTS:
   Beginning of period                                                   --
                                                                    -------
   End of period                                                    $ 5,599
                                                                    =======

Non-cash transactions:
    Contribution of riverboat in return for equity interests        $12,000
    Land purchased subject to land financing                        $ 3,142

                 The accompanying notes to financial statements
                     are an integral part of this statement.

                             BLUE CHIP CASINO, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1996

1. ORGANIZATION, BUSINESS AND OPERATIONS

        Blue Chip Casino, Inc., an Indiana corporation (the "Company"), was formed under the name Indiana Blue Chip Hotel and Riverboat Casino Resort Corporation on July 23, 1993, for the purpose of applying for a riverboat casino license in Michigan City, Indiana. On April 17, 1996, the Company received a Certificate of Suitability from the Indiana Gaming Commission (the "IGC") to develop, own and operate a riverboat gaming facility and other related amenities in Michigan City, Indiana. In October, 1996, the Company changed its name to Blue Chip Casino, Inc.

        The Company believes it will commence operations of a riverboat gaming vessel (the "Vessel") and related facilities (collectively, the "Gaming Complex") in late summer of 1997. The Gaming Complex will be located in Michigan City on a site (the "Trail Creek Site")(which is an approximately 32-acre site adjacent to Trail Creek) less than one mile from the Lake Michigan shoreline.

        During 1994 and 1995, the primary activity of the Company was the application process for the gaming license. As a result, a statement of operations, changes in shareholders' equity and cash flow are not presented for 1994 or 1995.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with original maturity of three months or less as cash equivalents. The carrying amount of cash and cash equivalents approximates their fair value.

     b. Property and Equipment

        Property and equipment are stated at cost. Depreciation and amortization of the Vessel and Gaming Complex will not start until the Gaming Complex is opened. Estimated useful lives for financial reporting purposes are expected to be as follows:

        Land improvements                             15 years
        Furniture, fixtures and equipment             3-8 years
        Riverboats and structures                     30 years

     c. Deferred Costs

        Deferred costs include costs incurred applying for a gaming license, organizational costs, project salaries and other pre-opening costs incurred during the pre-opening phase of the Gaming Complex. All pre-opening costs directly related to gaming operations are capitalized as incurred as deferred costs on the balance sheet and will be charged to expense in the period the project's operations commence (estimated to be in 1997). Pre-opening expenses, payroll and inventory for the Gaming Complex are estimated to be approximately $8.0 million.

        Costs incurred in connection with an anticipated debt offering (See Note
        8) are being deferred and will be amortized over the term of the related debt. Certain costs incurred in connection with a proposed debt offering which was not consummated and which will not benefit the anticipated debt offering were expensed in 1996.

     d. Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (and disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     e. Income Taxes

        For Federal income tax purposes, the Company is currently a C Corporation but it may attempt to qualify as an S Corporation or as a qualified subchapter S subsidiary effective on or before January 1, 1998 either by merging with or into its principal shareholder, HP of Indiana, Inc., an Indiana Corporation ("HPI") or by redeeming the interests of all its shareholders other than HPI. As an S Corporation or as a qualified subchapter S subsidiary, the Company generally will not be subject to Federal income taxes on its earnings after the effective date of such qualification. Rather, its shareholders (or, if it is a qualified subchapter S subsidiary, the shareholder of its parent) will be directly subject to tax on their respective proportionate shares of the Company's taxable income.

        As of December 31, 1996, the Company has a net operating loss carryforward of approximately $1,263,000 for financial reporting purposes, which has not been benefited due to the uncertainty regarding future operations.

3. RELATED PARTY TRANSACTIONS

        Subject to IGC approval, the Company entered into a management agreement in October, 1996, with Blue Chip Management Company, LLC (the "Manager"),an affiliate of the Flynn Group (defined in Note 6). Employees and affiliates of the Manager have agreed to acquire controlling interest in HPI, which owns 70.7% of the Company. The primary responsibility of the Manager is to supervise and control the Company's operations. The Management Agreement is for a seven year term through December 31, 2003. If the Company terminates the Management Agreement without cause, the Manager shall be entitled to receive $5.0 million from the Company.

        The management fee under the agreement will be 3% of Net Revenue (as defined therein) and shall be paid monthly. In addition, the Company shall reimburse the Manager for compensation paid to the Manager's management team. Under the terms of the proposed debt agreement, no management fee will be payable unless a certain fixed charge coverage ratio is met. If the management fee cannot be paid because of the restriction, the management fee will accrue and will be paid over time in amounts that will not violate the fixed charge coverage ratio restriction. Notwithstanding the foregoing limitation, the Company may, in any event, pay management fees for direct expenses in an amount equal to $1.2 million per calendar year.

        The agreement requires that sufficient amounts be maintained in a Casino Bank Account as working capital for all financial needs of the casino.

        Key executives of the Manager have been working with the Company in the design, development, construction, marketing and management of the Michigan City riverboat gaming project. Since June, 1996, certain of the same executives have also been managing an affiliated riverboat casino in East Dubuque, Illinois.

        Pursuant to an agreement with the Company and its eight other shareholders, HPI was obligated to contribute, at its option, $12.0 million or the Silver Eagle riverboat with gaming equipment thereon (the "Silver Eagle") to the Company in exchange for 60% of the Company's common stock, and the eight other shareholders were obligated to contribute $8.0 million to the Company in exchange for 40% of the Company's common stock. HPI elected to acquire the Silver Eagle from an affiliated company for $12.0 million (which represents its appraised value) and contributed the Silver Eagle to the Company. In November 1996, the Company altered certain of its plans for its Michigan City development. The changes resulted in the elimination of the previously proposed interim casino facility (which resulted in the Company no longer requiring the Silver Eagle). In connection with these changes, the Company decided to put the Silver Eagle up for sale. If full value is not received in a sale, the shareholders have agreed to contribute the difference between the sale price and book value as additional equity. If the Silver Eagle is not sold by June 30, 1997, the shareholders have agreed to contribute $12.0 million as additional equity.

        Flynn Enterprises, Inc., an affiliate of the Flynn Group, will serve as the Company's financial adviser in connection with the debt offering (See Note 8) and will receive an advisory fee of $250,000 for its services.

        Members of the Flynn Group will obtain irrevocable letters of credit in the amount of $5.0 million, $12.0 million and $5.0 million issued by a bank to secure certain guarantees and potential future equity infusions by the Company's shareholders.

        The Company has entered into a credit agreement with an affiliate of the Flynn Group whereby the Company can borrow up to $15 million to finance the development of the Gaming Complex. The outstanding borrowing bears interest at the rate of 15% and is due on the earlier of (i) the consummation of any equity or debt offering by the Company in excess of $15 million or (ii) the first anniversary of the opening of the Gaming Complex to the public. The loan is secured by a security interest in substantially all of the assets of the Company except for the gaming license and those parcels of land secured by the land loans. The loan agreement prevents the Company from paying a dividend as long as the agreement exists, except for dividends payable in common stock of the Company.

        As of December 31, 1996, the Company had borrowed $9.6 million under terms of this agreement. Interest in the amount of $180,000 was incurred during 1996 and was capitalized as a cost of construction. Management believes the carrying value of the borrowings under the credit agreement approximated their fair value at December 31, 1996.

4. COMMITMENTS AND CONTINGENCIES

     a. Construction - The Company is committed to develop the Gaming Complex through acquisition of land, construction of the Vessel, erecting and finishing the interior of the pavilion, site improvements, construction of the parking garage and surface parking, and the acquisition of gaming equipment and aesthetic enhancements. The Company has acquired all the parcels of real estate comprising the Trail Creek Site, other than one parcel of real estate for which the Company has executed acquisition contract. The Company has completed its design and began construction of the Gaming Complex in November, 1996 and believes it will commence operations in the late summer of 1997.

        As of December 31, 1996, the Company estimates that approximately 77% of the budgeted costs ($102.3 million) of the Gaming Complex had been committed or expended.

        After the Gaming Complex is operating, the Company expects to construct a 200-room hotel (at an additional cost of approximately $10.0 million) financed through operating cash flow.

     b. Agreement with the City of Michigan City - In connection with its gaming license application, the Company agreed to establish a captive entity, Michigan City Community Endowment Corporation ("MCCEC"), to serve as a vehicle for identifying and funding projects for the benefit of the local community. MCCEC will be funded on an on-going basis by a semi-annual payment from the Company over a guaranteed period of five years. The amount of this payment will be equal to one-half of one percent (0.5%) of the Company's adjusted gross receipts (as defined). Decisions regarding how these amounts will be spent will be made by MCCEC's board of directors. This board will include representatives of the Company but will consist primarily of representatives of the government of Michigan City and citizens from the local community.

        If the Company abandons the Gaming Complex earlier than five years from the date of receipt of its gaming license, the Company must pay the City of Michigan City an abandonment penalty of $1.0 million for each remaining year.

        The agreement has yet to be executed.

     c. Gaming License - The Company is currently operating under the terms of a Certificate of Suitability (which expires on August 22, 1997), which the Company believes will mature into a riverboat gaming license if the conditions set forth in the Certificate of Suitability are satisfied. The Certificate of Suitability requires, among other things, compliance with the requirements of the Indiana gaming law, expeditious commencement, investment of at least $86.5 million in the Gaming Complex and finalization of all requisite licenses, permits and certification needed to commence gaming operations, commitments to hire minority and female employees, obtaining the requisite insurance by the Company and the posting of a bond, letter of credit or other form of guaranty in an amount to be determined to guarantee the Company's performance of certain of its obligations to the City of Michigan City and the State of Indiana. The Company believes that it will be able to obtain all necessary permits, licenses and approvals in a timely manner in order to construct, open and operate the Gaming Complex; however, no assurance can be given in this regard.

     d. Environmental - The Company has conducted environmental assessments (including soil and groundwater sampling and analysis) of certain of the former commercial parcels on a portion of the Trail Creek Site. Such assessments have revealed that prior operations or activities at the Trail Creek Site may have resulted in pollution or contamination of the environment. As the owner and operator of the Gaming Complex, the Company could be held liable under certain legal theories for the costs of addressing pollution or contamination, as well as certain damages resulting from such pollution or contamination. Based on the results of such environmental assessments, the Company is not aware of any material contamination resulting from the prior operations or activities. The Company is not entitled to contractual indemnification from the prior owners or operators of the Trail Creek Site with respect to environmental matters.

     e. Insurance - The Company expects to maintain insurance against casualty losses during construction and when the Gaming Complex commences operations. However, the Company does not intend to maintain insurance against business interruptions and believes the costs outweigh the benefits from such insurance.

     f. Lease Commitments - Future minimum lease payments required under operating leases that have non-cancelable lease terms in excess of one year as of December 31, 1996, are as follows:

                      1997               $ 95,330
                      1998                100,750
                      1999                100,750
                      2000                100,750
                      2001                100,750
                      Thereafter          219,645
                                         --------
                               Total     $717,975
                                         ========

        g. Legal Matters - On October 25, 1996, a lawsuit was filed in Harrison County Indiana by three individuals residing in counties abutting the Ohio River which challenges the constitutionality of the Indiana Riverboat Gambling Act. The Indiana Supreme Court has previously upheld the constitutionality of the Indiana Riverboat Gambling Act, although the prior challenge was on different grounds than those filed in this lawsuit. The Company cannot predict the ultimate outcome of this lawsuit.

           The Company is involved in one legal proceeding. Management does not believe that such proceeding should have a material adverse impact on the financial position or results of operations of the Company.

        h. Real Estate Taxes - Real estate taxes are paid one year in arrears based on an assessed valuation and tax rates determined in the year of billing. The Company has not yet received notification of its assessed valuation for 1996, and the tax rates will not be determined until mid-1997. As a result, the final tax liability for 1996 will not be known until mid-1997. The Company has accrued $85,000 for 1996 taxes. The Company does not expect the difference between the final bill and this estimate to have a material impact on the financial statements.

5. 1996 STOCK OPTION PLAN

        The Board of Directors of the Company has adopted and the shareholders have approved the Company's 1996 Employee Stock Option Plan (the "Plan"). Under the Plan, eligible persons may be granted options to purchase an aggregate of not more than 8.5% of the Company's outstanding shares of common stock, subject to anti-dilution adjustments.

        The Plan will be administered by the Board of Directors or a committee consisting of at least two members of the Board of Directors, each of whom will be "non-employee directors" (as defined under Rule 16b-3 of the SEC Act of 1934, as amended). No option may be granted under the Plan and no one may exercise any such option without the approval of the IGC. Options under the Plan are not intended to be treated as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986.

        Subject to IGC approval, the administrator has granted options for an aggregate of 5.625% of the Company's common stock. The options have an exercise price of $200 per share of the Company's common stock. These options are not subject to the disclosure requirements of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, until they are approved by the IGC.

6. STOCK PURCHASE AGREEMENTS

        As a result of agreements that HPI entered into with the eight other shareholders of the Company, HPI currently owns 70.7% of the issued and outstanding common stock of the Company as of December 31, 1996. Eight individuals owned the remaining 29.3%.

        Pursuant to agreements by and among the Kevin F. Flynn June, 1992 Non-Exempt Trust, and the Brian J. Flynn June, 1992 Non-Exempt Trust, Donald F. Flynn, Robert W. Flynn and certain other affiliates (collectively, the "Flynn Group") and HPI (the "Flynn Group Agreement"), the Flynn Group has agreed to purchase shares of common stock of HPI representing an indirect 57.15% equity interest in the Company. Within 30 days after the closing date of the Offering (see Note 8), the Company will raise an additional $5.0 million of equity capital.

7. REAL ESTATE LOANS

        In connection with the acquisition of real estate comprising the Trail Creek Site, the Company secured $3.9 million of interest free purchase money notes secured by mortgages, $2.9 million of which rank senior to the mortgage which will be held on behalf of the holders of the notes described below. Using an imputed interest rate of 8%, the principal amount of these notes is approximately $3.2 million. Principal payments requirements for these notes are $599,000; $647,000; $648,000; $600,000 and $648,000 for
        the years 1997 through 2001, respectively. Management believes the carrying value of these real estate loans is approximately equal to its estimated fair value at December 31, 1996.

8. SUBSEQUENT EVENTS

        In March 1997, the Company intends to issue $100 million in aggregate principal amount of Senior Secured Notes Due 2004 With Contingent Interest (the Notes"). The net proceeds from the offering of the Notes will be used to refinance existing indebtedness and fund in part, the acquisition, design, development, construction, equipping and opening of the riverboat gaming vessel, which includes the casino and related amenities. $20 million principal amount of the Notes will be sold to shareholders of the Company. The purchasers of such Notes agreed to certain provisions including, upon certain circumstances, the exchange of such Notes for subordinated notes. Fixed interest will be payable on the Notes at certain percentage per annum, payable semi-annually starting in 1997. Contingent Interest is payable on the Notes, on each such interest payment date, in aggregate amount equal to certain percentage of the Company's consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA" as defined) subject to certain restrictions.

        Subject to certain limitations and Permitted Liens (as defined), the Notes will be senior secured obligations of the Company secured by substantially all of the assets of the Company. Under certain circumstances, the Company or the holders of the Notes may require that the Notes be redeemed prior to the maturity date at various prices and/or amount.

        The Notes will limit the ability of the Company to pay dividends, incur new debt, enter into transactions with affiliates, enter into mergers and sell certain assets.

        The IGC extended the Company's Certificate of Suitability for 182 days on February 21, 1997. The Certificate of Suitability also provides that failure to commence excursions prior to April 17, 1997, may result in the revocation of the Certificate of Suitability.

        The Company's credit agreement with an affiliate of the Flynn Group was increased from $15 million to $25 million, subsequent to December 31, 1996.

        New legislation has been introduced in the 1997 Session of the Indiana General Assembly which, if enacted, would prohibit the expansion of gambling until the earlier of December 31, 1999, or the date the National Gambling Impact Study Commission has completed its study. As originally introduced in both the Indiana Senate and House of Representatives, the legislation included a provision that could be interpreted to prohibit the IGC from issuing riverboat licenses after January 1, 1997. The Senate subsequently amended the bill to delete this provision and passed the bill as amended. The original legislation is still pending in the Indiana House of Representatives. The Company received its Certificate of Suitability from the IGC prior to January 1, 1997, but a gaming license was not issued to the Company prior to January 1, 1997.

BOYD GAMING CORPORATION

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying pro forma condensed consolidated financial statements present pro forma information for Boyd Gaming Corporation (the "Company") and Blue Chip Casino, Inc. ("Blue Chip") giving effect to the acquisition of Blue Chip using the purchase method of accounting. The pro forma condensed consolidated financial statements of the Company are based on the historical consolidated financial statements of the Company and Blue Chip as of and for the nine months ended September 30, 1999 and for the year ended December 31, 1998.

The accompanying pro forma condensed consolidated income statements for the nine months ended September 30, 1999 and the year ended December 31, 1998 have been presented as if the Blue Chip acquisition occurred on January 1, 1998. The accompanying pro forma condensed consolidated balance sheet as of September 30, 1999 has been presented as if the Blue Chip acquisition occurred on September 30, 1999.

The pro forma adjustments are based on currently available information and upon certain assumptions that management of the Company believes are reasonable under the circumstances. In the accompanying pro forma consolidated condensed financial statements, the purchase price of Blue Chip excludes a contingent purchase price payment of $5.0 million. The contingent purchase price payment will be made to the former owners of Blue Chip Casino, Inc. in the event that, over a period of 36 months, Blue Chip's combined earnings before interest, taxes, depreciation and amortization and certain other qualified expenses exceeds a specified amount. If paid, the effect of the contingent purchase price payment on the pro forma condensed consolidated financial statements would increase the value of the intangible license rights by $5.0 million and the related amortization of the intangible license rights.

The accompanying pro forma condensed consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the results that will be achieved for future periods. The accompanying pro forma condensed consolidated financial statements do not purport to represent what the Company's results of operations or financial position would actually have been if the Blue Chip acquisition in fact had occurred at January 1, 1998 or September 30, 1999. The accompanying pro forma condensed consolidated financial statements and the related notes thereto should be read in conjunction with the Company's audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1998 and the financial statements of Blue Chip included in this filing.

BOYD GAMING CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 1999
(IN THOUSANDS)

                                                                   ADJUSTMENTS
                                         COMPANY      BLUE CHIP        AND          COMPANY
                                        HISTORICAL    HISTORICAL   ELIMINATIONS     PROFORMA
                                        ----------    ----------   ------------    ----------
ASSETS
Cash and cash equivalents               $   63,946     $ 10,739    $ 277,600 (a)   $   74,685
                                                                    (273,600)(c)
                                                                      (4,000)(b)
Accounts receivable, net                    17,735          468                        18,203
Inventories                                  7,278          210                         7,488
Prepaid expenses and other                  16,949          480                        17,429
Income taxes receivable                        647           --                           647
Deferred tax asset                          18,777           --                        18,777
                                        ----------     --------    ---------       ----------
     Total current assets                  125,332       11,897           --          137,229

Property and equipment, net                775,433      121,186        7,283 (c)      891,254
                                                                     (12,648)(c)
Other assets and deferred charges, net      43,644           --        4,000 (b)       45,216
                                                                      (2,428)(c)
Intangible assets, net                     198,550           --      158,019 (c)      356,569
                                        ----------     --------    ---------       ----------
     Total assets                       $1,142,959     $133,083    $ 154,226       $1,430,268
                                        ==========     ========    =========       ==========

LIABILITIES AND EQUITY
Current maturities of long-term debt    $    2,097     $ 51,856    $ (51,856)(c)   $    2,097
Accounts payable                            30,858        3,959       (2,826)(c)       31,991
Accrued liabilities:
     Payroll and related                    26,974        3,056                        30,030
     Interest and other                     54,630        5,829         (309)(c)       60,150
                                        ----------     --------    ---------       ----------
     Total current liabilities             114,559       64,700      (54,991)         124,268

Long-term debt, net                        714,041           --      277,600 (a)      991,641

Deferred income taxes and other             56,803           --                        56,803

Commitments and contingencies
Stockholders' equity:
     Common stock                              622           --                           622
     Additional paid in capital            141,920       20,104      (20,104)(c)      141,920
     Retained earnings                     115,014       48,279      (48,279)(c)      115,014
                                        ----------     --------    ---------       ----------
     Total equity                          257,556       68,383      (68,383)         257,556
                                        ----------     --------    ---------       ----------
Total liabilities and equity            $1,142,959     $133,083    $ 154,226       $1,430,268
                                        ==========     ========    =========       ==========

              The accompanying notes are an integral part of these
             pro forma condensed consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 ADJUSTMENTS
                                                 COMPANY       BLUE CHIP             AND                    COMPANY
                                                HISTORICAL     HISTORICAL        ELIMINATIONS               PRO FORMA
                                                ----------     ----------        ------------               ---------
Revenues
  Casino                                        $ 533,533         $ 120,786                                 $ 654,319
  Food and beverage                               118,779             4,828                                   123,607
  Room                                             53,812                --                                    53,812
  Other                                            53,560             1,424                                    54,984
  Management fee                                   34,820                --                                    34,820
                                                ---------         ---------         ---------               ---------
Gross revenues                                    794,504           127,038                --                 921,542
Less promotional allowances                        69,795             1,466                                    71,261
                                                ---------         ---------         ---------               ---------
  Net revenues                                    724,709           125,572                --                 850,281
                                                ---------         ---------         ---------               ---------
Costs and expenses
  Casino                                          268,777            47,224                                   316,001
  Food and beverage                                77,242             3,797                                    81,039
  Room                                             17,978                --                                    17,978
  Other                                            48,843                84                                    48,927
  Selling, general and administrative             104,652            14,248                                   118,900
  Maintenance and utilities                        30,974             4,594                                    35,568
  Depreciation and amortization                    54,744             4,683             4,473 (e)              63,900
  Corporate expense                                18,098                --                                    18,098
  Management fee                                       --             3,735            (3,735)(d)                  --
  Preopening expense                                1,208                --                                     1,208
                                                ---------         ---------         ---------               ---------
    Total                                         622,516            78,365               738                 701,619
                                                ---------         ---------         ---------               ---------

Operating income                                  102,193            47,207              (738)                148,662
                                                ---------         ---------         ---------               ---------

Other income (expense)
  Interest income                                     240                --                                       240
  Interest expense, net                           (50,332)           (6,871)           (9,241)(f)(g)          (66,444)
                                                ---------         ---------         ---------               ---------
    Total                                         (50,092)           (6,871)           (9,241)                (66,204)
                                                ---------         ---------         ---------               ---------

Income before provision for income taxes           52,101            40,336            (9,979)                 82,458

Provision for income taxes                         21,419                --            12,446 (h)              33,865
                                                ---------         ---------         ---------               ---------
Income before cumulative effect and
 extraordinary item                             $  30,682         $  40,336         $ (22,425)              $  48,593
                                                =========         =========         =========               =========

Basic and diluted earnings per share:
  Income before cumulative effect and
    extraordinary item                          $    0.50                                                   $    0.78
                                                =========                                                   =========


         The accompanying notes are an integral part of these pro forma condensed consolidated financial statements.

BOYD GAMING CORPORATION AND SUBSIDIARIES
PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1998

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         ADJUSTMENTS
                                              COMPANY      BLUE CHIP         AND            COMPANY
                                             HISTORICAL    HISTORICAL    ELIMINATIONS      PRO FORMA
                                             ----------    ----------    ------------      ----------

Revenues
     Casino                                  $  722,124     $141,672                       $  863,796
     Food and beverage                          161,582        5,873                          167,455
     Room                                        74,053        1,513                           75,566
     Other                                       70,903           --                           70,903
     Management fee                              40,206           --                           40,206
                                             ------------------------------------          ----------
Gross revenues                                1,068,868      149,058           --           1,217,926
Less promotional allowances                      93,772        1,301                           95,073
                                             ------------------------------------          ----------
     Net revenues                               975,096      147,757           --           1,122,853
                                             ------------------------------------          ----------
Costs and expenses
     Casino                                     366,746       56,884                          423,630
     Food and beverage                          106,195        5,508                          111,703
     Room                                        24,724           --                           24,724
     Other                                       65,626           51                           65,677
     Selling, general and administrative        147,647       20,426                          168,073
     Maintenance and utilities                   41,144        6,089                           47,233
     Depreciation and amortization               73,407        6,082     $  6,126 (e)          85,615
     Corporate expense                           19,994           --                           19,994
     Management fee                                  --        4,398       (4,398)(d)              --
     Preopening expense                              --           --                               --
     Restructuring charge                         5,925           --                            5,925
                                             ------------------------------------          ----------
          Total                                 851,408       99,438        1,728             952,574
                                             ------------------------------------          ----------

Operating income                                123,688       48,319       (1,728)            170,279

Other income (expense)
     Interest income                                365           --                              365
     Interest expense, net of amts cap.         (74,162)     (12,702)      (8,781)(f)(g)      (95,645)
                                             ------------------------------------          ----------
          Total                                 (73,797)     (12,702)      (8,781)            (95,280)
                                             ------------------------------------          ----------

Income before provision for income taxes         49,891       35,617      (10,509)             74,999
Provision for income taxes                       21,291          270       10,451 (h)          32,012
                                             ------------------------------------          ----------

Income from continuing operations            $   28,600     $ 35,347     $(20,960)         $   42,987
                                             ====================================          ==========
Basic and diluted earnings per share:
     Income from continuing operations       $     0.46                                    $     0.70
                                             ==========                                    ==========

              The accompanying notes are an integral part of these
             pro forma condensed consolidated financial statements.

BOYD GAMING CORPORATION

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS)

The pro forma adjustments contained in the accompanying pro forma condensed consolidated financial statements reflect:

(a) The proceeds from borrowings under the Bank Credit Facility to fund the acquisition of Blue Chip and the remaining estimated constructions costs for the hotel.

(b)  The payment of costs related to the acquisition of Blue Chip.

(c) The payment of approximately $266,317 to the owners of Blue Chip Casino, Inc., the payment of $7,283 for construction costs related to the completion of the hotel, the adjustment of fixed assets to fair value, the elimination of certain assets and liabilities not included as part of the purchase, the elimination of Blue Chip's equity ($20,104 in paid-in capital and $48,279 in retained earnings), and the allocation of the excess purchase price over the fair value of acquired assets ($158,019 allocated to intangible license rights based on the Company's estimates of the fair market values of the net assets being acquired).

(d) The elimination of Blue Chip's historical management fee expense for the nine-month period ended September 30, 1999 and the year ended December 31, 1998.

(e)  Depreciation and amortization expense is adjusted as follows:

                                                                            Twelve
                                              Life     Nine Months          Months
                                               In      Depreciation      Depreciation
                                    Amount    Years  and Amortization  and Amortization
                                   ----------------------------------------------------
Land                               $  8,117     --       $    --            $    --
Land improvements                    20,446      8         1,917              2,556
Buildings                            18,904     38           373                497
Riverboat                            36,840     23         1,201              1,602
Furniture, fixtures and equipment    12,914    3-5         2,627              3,503
Construction in process              18,600     --            --                 --
                                   ------------------------------------------------
Total property and equipment        115,821                6,118              8,158
Other assets                          4,000     40            75                100
Intangible license rights           158,019     40         2,963              3,950
                                   --------              --------------------------
     Total                         $277,840                9,156             12,208
                                   ========
Historical depreciation and
  amortization expense recorded
  by Blue Chip                                            (4,683)            (6,082)
                                                         --------------------------
Net adjustment for depreciation
  and amortization expense                               $ 4,473            $ 6,126
                                                         ==========================

(f) The elimination of Blue Chip's historical interest expense for the nine-month period ended September 30, 1999 and the year ended December 31, 1998.

(g)  Interest expense on $277,600 in debt at an assumed interest rate of 7.75%.

(h) Adjustments to the provision for income taxes to result in an effective rate of 41% for the nine-month period ended September 30, 1999 and an effective rate of 42.7% for the year ended December 31, 1998.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               BOYD GAMING CORPORATION
                               (Registrant)

Date: January 7, 2000          By /s/ Ellis Landau
                                  -----------------------------------
                               Ellis Landau,
                               Executive Vice President,
                               Chief Financial Officer, and
                               Treasurer (Principal Financial Officer)

                                 EXHIBIT INDEX

            Exhibit No.         Description
            -----------         -----------
              2.6               Unit Purchase Agreement (the "Agreement") dated
                                as of June 27, 1999, by and among Boyd Gaming
                                Corporation, Boyd Indiana, Inc., Blue Chip
                                Casino, Inc., an Indiana corporation, Blue Chip
                                Casino, LLC, Kevin F. Flynn, Brian J. Flynn,
                                Donald Flynn, and Robert W. Flynn (incorporated by reference to exhibit 10.29 to the Company's
                                Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

             23.1               Consent of Arthur Andersen LLP, Independent
                                Public Accountants.